FOR IMMEDIATE RELEASE
                              ---------------------

Reserve Bancorp, Inc.
Mt. Troy Bank
2000 Mt. Troy Road
Pittsburgh, Pennsylvania 15212

Contact:          Richard A. Sinewe, President
                  Reserve Bancorp, Inc.
                  Mt. Troy Bank
                  (412) 322-6107

                              RESERVE BANCORP, INC.
               ANNOUNCES EARNINGS FOR QUARTER ENDED JUNE 30, 2003
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         Pittsburgh, Pennsylvania - August 21, 2003 - Reserve Bancorp, Inc. (the
"Company") (OTC Electronic Bulletin Board "RSVB"), the holding company of Mt. Troy Bank, announced today that for the quarter ended June 30, 2003, it recorded net income of $157,000 as compared to net income of $149,000 for the same period in 2002. For the nine months ended June 30, 2003, the Company earned $531,000 as compared to $380,000 for the 2002 period. At June 30, 2003, total consolidated assets of the Company were $72.0 million and stockholders' equity was $12.6 million.

         Richard A. Sinewe, President of the Company, attributed the increase in net income for the quarter ended June 30, 2003 primarily to an increase of $103,000, or 22.7% in net interest income, partially offset by an $83,000, or 29.6%, increase in noninterest expense and a $15,000, or 21.1%, decrease in noninterest income as compared to the quarter ended June 30, 2002.

         Mt. Troy Bank is a federally-chartered savings bank that on April 5, 2002 completed a conversion from the mutual to the stock form of ownership as part of the $7.575 million initial public offering of the Company's common stock. The Company's common stock is traded on the OTC Bulletin Board under the symbol "RSVB."

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company and its plans, objectives, expectations, estimates and intentions. The Company cautions that such statements are subject to a number of uncertainties and actual results could differ materially and therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.